QUESTAR CORPORATION
                DEFERRED COMPENSATION PLAN FOR DIRECTORS
               (As Amended and Restated February 13, 1996)


 1.   Purpose of Plan.
           The purpose of the Deferred Compensation Plan for Directors ("Plan") is to provide Directors of Questar Corporation (the "Company") with an opportunity to defer compensation paid to them for their services as Directors.
 2.   Eligibility.
           Subject to the conditions specified in this Plan or otherwise set by the Executive Committee of the Company's Board of Directors, all voting Directors of the Company who receive compensation for their service as Directors are eligible to participate in the Plan. Eligible Directors are referred to as "Directors." Directors who elect to defer receipt of fees or who have account balances are referred to as "Participants" in this Plan.
 3.   Administration.
           The Company's Board of Directors shall administer the Plan and shall have full authority to make such rules and regulations deemed necessary or desirable to administer the Plan and to interpret its provisions.
 4.   Election to Defer Compensation.
           (a) Time of Election. A Director can elect to defer future compensation or to change the nature of his election for future compensation by submitting a notice prior to the beginning of the calendar year. A newly elected Director is entitled to make a choice within five days of the date of his election or appointment to serve as a Director to defer payment of compensation for future service. An election shall continue in effect until the termination of the Participant's service as a Director or until the end of the calendar year during which the Director serves written notice of the discontinuance of his election.
           All notices of election, change of election, or discontinuance of election shall be made on forms prepared by the Corporate Secretary and shall be dated, signed, and filed with the Corporate Secretary. A notice of change of election or discontinuance of election shall operate prospectively from the beginning of the calendar year, but any compensation deferred shall continue to be held and shall be paid in accordance with the notice of election under which it was withheld.
           (b) Amount of Deferral. A Participant may elect to defer receipt of all or a specified portion of the compensation payable to him for serving as a Director and attending Board and Committee Meetings as a Director. For purposes of this Plan, compensation does not include any funds paid to a Director to reimburse him for expenses or any income recognized by him as a result of exercising options under the Company's Stock Option Plan for Directors.
           (c) Period of Deferral. When making an election to defer all or a specified percentage of his compensation, a Participant shall elect to receive the deferred compensation in a lump sum payment within 45 days following the end of his service as a Director or in a number of annual installments (not to exceed four), the first of which would be payable within 45 days following the end of his service as a Director with each subsequent payment payable one year thereafter. Under an installment payout, the Participant's first installment shall be equal to a fraction of the balance in his Deferred Compensation Account as of the last day of the calendar month preceding such payment, the numerator of which is one and the denominator of which is the total number of installments selected. The amount of each subsequent payment shall be a fraction of the balance in the Participant's Account as of the last day of the calendar month preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid. The term "balance," as used herein, refers to the amount credited to a Participant's Account or to the Fair Market Value (as defined in
      Section 5 (a)) of the Phantom Shares of the Company's Common Stock credited to his Account.
           (d) Phantom Stock Option and Certificates of Deposit Option. When making an election to defer all or a specified percentage of his compensation, a Participant shall choose between two methods of determining earnings on the deferred compensation. He may choose to have such earnings calculated as if the deferred compensation had been invested in the Company's Common Stock at the Fair Market Value (as defined in Section 5 (a)) of such stock as of the date such compensation amount would have otherwise been payable to him ("Phantom Stock Option") or may choose to have earnings calculated as if the deferred compensation had been invested in negotiable certificates of deposit at the time such compensation would otherwise be payable to him ("Certificates of Deposit Option").
           The Participant must choose between the two options for all of the compensation he elects to defer in any given year. He may change the option for future compensation by filing the appropriate notice with the Corporate Secretary before the first day of each calendar year, but such change shall not affect the method of determining earnings for any compensation deferred in a prior year.
 5.   Deferred Compensation Account.
           A Deferred Compensation Account ("Account") shall be established for each Participant.
           (a) Phantom Stock Option Account. If a Participant elects the Phantom Stock Option, his Account will include the number of shares and partial shares of the Company's Common Stock (to four decimals) that could have been purchased on the date such compensation would have otherwise been payable to him. The purchase price for such stock is the Fair Market Value of such stock, i.e., the closing price of such stock as reported on the Composite Tape of the New York Stock Exchange for such date or the next preceding day on which sales took place if no sales occurred on the actual payable date.
           The Participant's Account shall also include the dividends that would have become payable during the deferral period if actual purchases of Common Stock had been made, with such dividends treated as if invested in Common Stock as of the payable date for such dividends.
           (b) Certificates of Deposit Option Account. If a Participant elects the Certificates of Deposit Option, his Account will be credited with any compensation deferred by the Participant at the time such compensation would otherwise be payable and with interest calculated at a monthly rate using the typical rates paid by major banks on new issues of negotiable Certificates of Deposit on amounts of $1,000,000 or more for one year as quoted in The Wall Street Journal under "Money Rates" on the first day of the relevant calendar month or the next preceding business day if the first day of the month is a non-business day. The interest credited to each Account shall be based on the amount held in the Account at the beginning of each particular month.
 6.   Statement of Deferred Compensation Account.
           Within 45 days after the end of the calendar year, a statement will be sent to each Participant listing the balance in his Account as of the end of the year.
7.    Retirement
           Upon retirement or resignation as a Director from the Board of Directors or upon appointment as a non-voting Senior Director, a Participant shall receive payment of the balance in his Account in accordance with the terms of his prior instructions and the terms of the Plan. Upon appointment as a non-voting Senior Director of the Company, a Participant shall also receive payment of account balances under any other Deferred Compensation Plans maintained by the Company's affiliates unless the Participant serves as a Director of the affiliate maintaining the account balance.
 8.   Payment of Deferred Compensation.
           (a) Phantom Stock Option. The amount payable to the Participant choosing the Phantom Stock Option shall be the cash equivalent of the stock using the Fair Market Value of such stock on the date of withdrawal.
           (b) Certificates of Deposit Option. The amount payable to the Participant choosing the Certificate of Deposit Option shall include the interest on all sums credited to the Account, with such interest credited to the date of withdrawal.
           (c) The date of withdrawal for both the Phantom Stock Option Account and the Certificates of Deposit Option Account shall be the last day of the calendar month preceding payment or if payment is made because of death, the date of death.
           (d) The payment shall be made in the manner (lump sum or installment) chosen by the Participant. In the event of a Participant's death, payment shall be made within 45 days of the Participant's death to the beneficiary designated by the Participant or, in the absence of such designation, to the Participant's estate.
 9.   Payment, Change in Control
           Notwithstanding any other provisions of this Plan or deferred elections made pursuant to Section 4 of this Plan, a Director, in the event of a Change in Control of the Company, shall be entitled to elect a distribution of his account balance within 60 days following the date upon which the Company obtained actual knowledge of a Change in Control. As used herein, a Change in Control of the Company shall be deemed to have occurred if (i) any "Acquiring Person" (as that term is used in the Rights Agreement dated as of February 13, 1996, between the Company and Chemical Mellon Shareholder Services, L.L.C. ("Rights Agreement")) is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company representing 15 percent or more of the combined voting power of the Company, or (ii) the stockholders of the Company approve (A) a plan of merger or consolidation of the Company (unless, immediately following consummation of such merger or consolidation, the persons who held the Company's voting securities immediately prior to consummation thereof will hold at least a majority of the total voting power of the surviving or new company, or (B) a sale or disposition of all or substantially all assets of the Company, or (C) a plan of liquidation or dissolution of the Company. A Change in Control shall also include any act or event that, with the passage of time, would result in a Distribution Date, within the meaning of the Rights Agreement.
10.   Hardship Withdrawal.
           Upon petition to and approval by the Executive Committee, a Participant may withdraw all or a portion of the balance in his Account in the case of financial hardship in the nature of an emergency, provided that the amount of such withdrawal cannot exceed the amount reasonable necessary to meet the financial hardship. The Executive Committee shall have sole discretion to determine the circumstances under which such withdrawals are permitted.
 11.  Amendment and Termination of Plan
           The Plan may be amended, modified or terminated by the Company's Board of Directors. No amendment, modification, or termination shall adversely affect a Participant's rights with respect to amounts accrued in his Account. In the event that the Plan is terminated, the Board of Directors has the right to make lump-sum payments of all Account balances on such date as it may determine.
12.   Nonassignability of Plan.
           The right of a Participant to receive any unpaid portion of his Account shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or attachment.

13.   No Creation of Rights.
           Nothing in this Plan shall confer upon any Participant the right to continue as a Director. The right of a Participant to receive any unpaid portion of his Account shall be an unsecured claim against the general assets and will be subordinated to the general obligations of the Company.
14.   Effective Date.
           The Plan shall become effective on October 15, 1984, and shall remain in effect until it is discontinued by action of the Company's Board of Directors. The Plan was amended and restated effective May 1, 1991, and was further amended and restated effective February 13, 1996.